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                                                                    EXHIBIT 99.2

                             i2 TECHNOLOGIES, INC.
              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The discussion and analysis below contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties, such as statements of the plans, objectives, expectations and intentions of i2 Technologies, Inc. (the "Company"). The forward-looking statements in this discussion and analysis are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The section below entitled "Factors That May Affect Future Results" sets forth certain factors that could cause actual future results of the Company to differ materially from those statements.

OVERVIEW

         The Company develops, markets and sells client/server-based decision support software products for supply chain management and related applications. The Company also provides services such as consulting, training and maintenance related to these products. Supply chain management encompasses the planning and scheduling of manufacturing and related logistics, from raw materials procurement through work-in-process to customer delivery to demand forecasting. Incorporated in 1989, the Company's primary business initially consisted of providing software development services for customers with proprietary mainframe or mini-computer systems. The Company's activities during its early stages of operations focused on the development of standard software solutions to provide decision support to manufacturing companies. These efforts culminated in the development of a supply chain management software solution that was introduced into the market in 1992 as Rhythm(R). Since the introduction of Rhythm, the Company has continued to focus significant resources on the development of additional functionalities and features to the Rhythm software. As a result, the Company has transitioned its primary business from that of a provider of services to a provider of software products.

         Rhythm enables customers to model complex, multi-site supply chains and rapidly generate integrated solutions to supply chain problems such as demand forecasting, production bottlenecks, supply interruptions and customer order changes. Rhythm utilizes a unique, constraint-based methodology which simultaneously considers a broad range of constraints -- from machine capabilities to individual customer commitments to changing revenue forecasts -- to optimize all aspects of the supply chain including manufacturing and logistics.

         Since inception, the Company has significantly increased its investment in sales and marketing, service and support, research and development and general and administrative staff and accelerated such investment beginning in the last quarter of 1995. As a result of the foregoing, the Company's revenues in 1996 were substantially higher than the levels achieved in 1995. However, the Company has experienced decreases in operating margins in 1995 and 1996 as a result of such increased staffing. In order to capture additional market share, the Company expects to continue to increase staffing levels and incur additional associated costs in future periods. However, there can be no assurance that the Company's revenues will grow in future periods or that the Company will maintain the substantial growth rates in revenues it realized in 1996.

         The sales cycle for the Company's products is typically six to nine months, and license fee revenues for a particular period are substantially dependent on orders received and software functionality delivered in that period. Furthermore, the Company has experienced, and expects to continue to experience, significant variation in the size of individual sales. As a result of these and other factors, the Company's results have varied significantly in the past and are likely to be subject to significant fluctuations in the future. Accordingly, the Company believes that period- to-period comparisons of its results of operations are not necessarily indicative of the results to be expected for any future period.

         In May 1997, the Company acquired Think Systems Corporation, a New Jersey corporation ("Think"), through a statutory merger of a wholly owned subsidiary of the Company with and into Think (the "Think Merger"). Think provides premium demand chain solutions, including an integrated line of flexible, client/server-based software applications, for sales, marketing and logistics departments representing a variety of industries,

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including consumer packaged goods, high technology, pharmaceutical, apparel, automotive and other product-driven specializations. In connection with the Think Merger, the Company entered into an agreement to acquire Think Systems Private Limited, an Indian corporation ("Think India") controlled by the former principal shareholders of Think, in exchange for approximately 36,000 shares of the Company's common stock. The Think Merger culminates an ongoing relationship commenced pursuant to a January 1996 agreement between the Company and Think to integrate Think's FYI Planner demand management decision support software and the Company's Rhythm suite of planning and optimization software products. The Company intends to continue to integrate Think's software products with the Company's Rhythm family of products. At the time of the Think Merger, Think employed approximately 95 people and Think India employed approximately 50 people. Approximately 3.823 million shares of the Company's common stock are issuable to the former Think shareholders and optionholders in exchange for the all of the capital stock of Think and all unexpired and unexercised options to acquire Think capital stock. The acquisition of Think India is subject to a number of conditions, including requisite Indian regulatory approval.

         Also in May 1997, the Company acquired Optimax Systems Corporation, a Delaware corporation ("Optimax"), through a statutory merger of a wholly owned subsidiary of the Company with and into Optimax (the "Optimax Merger").
Optimax develops, markets and implements supply chain sequencing software using unique genetic algorithms for customer-driven, make-to-order manufacturing.
The Company expects to integrate Optimax's product offerings with the Company's Rhythm suite of software products. At the time of the Optimax Merger, Optimax employed approximately 25 people. Approximately 1.373 million shares of the Company's common stock are issuable to the former Optimax shareholders and optionholders in exchange for the all of the capital stock of Optimax and all unexpired and unexercised options to acquire Optimax capital stock.

         The Company expects to incur approximately $5.3 million in certain expenses related to these transactions. These costs include, among other things, investment banking, legal and accounting fees and expenses. The Company anticipates that these expenses will be recorded in the second quarter of 1997.

         For accounting purposes, the business combinations were treated as a pooling of interests. Accordingly, the Supplemental Consolidated Financial Statements and Supplemental Selected Financial Data included elsewhere as exhibits to this Form 8-K give retroactive effect to the mergers and include the combined operations of the Company, Think, Think India and Optimax for all periods presented. The following discussion and analysis should be read in conjunction with such Supplemental Consolidated Financial Statements.

         In April 1997, the Company completed the acquisition of the Operations Planning Group ("OPG"), a business activity of Computer Sciences Corporation, for a cash purchase price of $1.0 million. OPG provides operation planning environment optimization software for planning and scheduling for customers in the consumer packaged goods industry. The acquisition will be accounted for under the purchase accounting method, and a substantial portion of the purchase price will be recorded as in-process research and development and expensed during the second quarter of 1997.



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RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentages of total revenues represented by certain items reflected in the Company's Supplemental Consolidated Statements of Income:


                                              YEAR ENDED DECEMBER 31,
                                           -----------------------------
                                            1994      1995         1996
                                           ------    ------      -------
Revenues:
   Software licenses ...................     69.2 %    67.2 %       65.4%
   Services ............................     23.5      22.2         25.3
   Maintenance .........................      7.3      10.6          9.3
                                            -----     -----        -----
      Total revenues ...................    100.0     100.0        100.0
Costs and expenses:
   Cost of software licenses ...........      0.7       0.5          0.2
   Cost of services and maintenance ....     15.5      18.4         21.2
   Sales and marketing .................     30.8      32.3         38.4
   Research and development ............     17.5      18.0         19.3
   General and administrative ..........     13.6      15.2          9.9
                                            -----     -----        -----
      Total costs and expenses .........     78.1      84.4         89.0
                                            -----     -----        -----
Operating income .......................     21.9      15.6         11.0
Other income (expense), net ............     (0.6)     (0.4)         2.1
                                            -----     -----        -----
Income before income taxes .............     21.3      15.2         13.1
Provision for income taxes .............      9.1       5.2          4.9
                                            -----     -----        -----
Net income .............................     12.2 %    10.0 %        8.2%
                                            =====     =====        =====

   REVENUES

         The Company's revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consist of sales of software licenses which are recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remain outstanding, amounts are due within one year and collection is considered probable by management. Service revenues are primarily derived from fees for consulting and training services and are recognized as the services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance.

         Total revenues increased 188.0% to $87.9 million in 1996 from $30.5 million in 1995, and increased 114.9% in 1995 from $14.2 million in 1994. The Company currently derives substantially all of its revenues from Rhythm licenses and related services and maintenance. The Company expects that Rhythm related revenues will continue to account for substantially all of the Company's revenues in the foreseeable future. As a result of the Company's dependence on the continued market acceptance of Rhythm and enhancements thereto, there can be no assurance that total revenues will continue to increase at the rates experienced in prior periods, if at all.

         SOFTWARE LICENSES. Revenues from software licenses increased 180.0% to $57.5 million in 1996 from $20.5 million in 1995, and increased 108.8% in 1995 from $9.8 million in 1994. Software license revenues constituted 65.4%, 67.2% and 69.2% of total revenues in 1996, 1995 and 1994, respectively. The significant increases in software license revenues were primarily due to growing market acceptance of the Company's software products, a substantial investment in the Company's infrastructure and continued expansion into new geographic and vertical markets. To date, sales of software licenses have principally been derived from direct sales to customers. Although the Company believes that direct sales will continue to account for a majority of software license revenues, the Company's strategy is to increase the level of indirect sales activities. The Company expects that sales of its software products through sales





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alliances, distributors, resellers and other indirect channels will increase as a percentage of software license revenues. However, there can be no assurance that the Company's efforts to expand indirect sales will be successful.

         SERVICES. Revenues from services increased 228.5% to $22.2 million in 1996 from $6.8 million in 1995, and increased 103.0% in 1995 from $3.3 million in 1994. Service revenues constituted 25.3%, 22.2%, and 23.5% of total revenues in 1996, 1995, and 1994, respectively. The significant increases in the dollar amount of service revenues were primarily due to the significant increase in the number of Rhythm licenses sold and a significant investment in the Company's consulting organization as a result of the increased demand for the Company's products. The increases in 1996 were also due to an increase in the use of third party consultants to provide implementation services to the Company's customers which has allowed the Company to more rapidly penetrate international markets. Service revenues as a percentage of total revenues have fluctuated, and are expected to continue to fluctuate on a period-to-period basis based upon the demand for implementation, training and consulting services.

         MAINTENANCE. Revenues from maintenance increased 153.6% to $8.2 million in 1996 from $3.2 million in 1995, and increased 211.3% in 1995 from $1.0 million in 1994. Maintenance revenues constituted 9.3%, 10.6% and 7.3% of total revenues in 1996, 1995 and 1994, respectively. The significant increases in maintenance revenues were primarily due to the continued increase in the number of Rhythm licenses sold and a high percentage of maintenance agreement renewals. The Company expects that the dollar amount of maintenance revenues will continue to increase, but should not vary significantly from the percentage of total revenues achieved in 1996.

         CONCENTRATION OF REVENUES. During 1996, one customer accounted for approximately 13% of total revenues. During 1995, this same customer accounted for approximately 11% of total revenues, while one other customer accounted for approximately 10% of total revenues. The Company believes that the loss of either of these customers would not have a material adverse effect upon the Company's business, operating results or financial condition.

         INTERNATIONAL REVENUES. The Company recognized $20.6 million, $2.2 million and $1.3 million of international revenues in 1996, 1995 and 1994, representing approximately 23%, 7% and 9% of total revenues, respectively. The Company's international revenues were primarily generated from customers located in Asia, Canada and Europe. In 1996, revenues from customers located in Europe accounted for approximately 13% of total revenues. The significant increase in international revenues in 1996 was primarily due to the international expansion of the Company's sales operations which began in the last quarter of 1995. The Company believes that continued growth and profitability will require expansion of its sales in international markets.
In order to successfully increase international sales, the Company has utilized and will continue to utilize substantial resources to expand existing foreign operations, establish additional foreign operations and hire additional personnel.

   COSTS AND EXPENSES

         COST OF SOFTWARE LICENSES. Cost of software licenses consists primarily of (i) the cost of reproduction and delivery of the software, (ii) the cost of user documentation and (iii) royalty fees associated with third-party software included with the sales of Rhythm. Cost of software licenses was $151,000, $135,000 and $95,000 in 1996, 1995 and 1994,
representing 0.3%, 0.7% and 1.0% of software license revenues, respectively. Although the Company has not incurred significant expense obligations under its agreements with third-party software vendors, the Company expects to include third-party software with sales of Rhythm to the extent requested by customers.

         COST OF SERVICES AND MAINTENANCE. Cost of services and maintenance consists primarily of costs associated with consulting and training services. Cost of services and maintenance also includes the cost of providing software maintenance to customers such as hotline telephone support, new releases of software and updated user documentation, none of which costs have been
significant to date.   Cost of services and maintenance was $18.6 million, $5.6
million and $2.2 million in 1996, 1995 and 1994, representing 61.3%, 56.1% and 50.3% of total services and maintenance revenues, respectively. The increases in cost of services and maintenance both in dollar amount and as a percentage of total services and maintenance revenues were primarily due to the increase in the number of consultants, product support and training staff and the increased use of third-party consultants to provide implementation services.
In addition, consultants were hired during 1995 and 1996 to expand into different geographic and vertical markets and major consulting and support centers were established in Canada, Europe and Japan in 1996. The Company expects to





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continue to increase the number of its consulting, product support and training staff in the foreseeable future as a means to expand into these different geographic and vertical markets. To the extent that the Company's license sales do not increase at anticipated rates, the hiring of additional consultants could adversely affect the Company's gross margins.

         SALES AND MARKETING. Sales and marketing expenses include personnel costs, commissions, office facilities, travel, promotional events such as trade shows, seminars and technical conferences, advertising and public relations programs. Sales and marketing expenses were $33.7 million, $9.9 million and $4.4 million in 1996, 1995 and 1994, representing 38.4%, 32.3% and 30.8% of total revenues, respectively. The increases in sales and marketing expenses both in dollar amount and as a percentage of total revenues were primarily due to (i) increased staffing as the Company established new domestic and international sales offices and expanded its existing direct sales force, (ii) increased sales commissions as a result of significantly higher revenues and
(iii) increased marketing and promotional activities. The Company expects to continue to significantly increase its sales and marketing activities in order to expand its international sales operations and to enter into new vertical markets. The Company believes that the dollar amount of sales and marketing expenses will continue to increase, but should not vary significantly as a percentage of total revenues from the level experienced in 1996.

         RESEARCH AND DEVELOPMENT. Research and development expenses were $17.0 million, $5.5 million and $2.5 million in 1996, 1995 and 1994, representing 19.3%, 18.0% and 17.5% of total revenues, respectively. The increases in research and development expenses both in dollar amount and as a percentage of total revenues were primarily due to the hiring of additional research and development personnel and other related costs incurred in connection with expanding the Company's research and development department. The Company expects that the dollar amount of research and development expenses will continue to increase as the Company continues to invest in developing new products, applications and product enhancements for new industrial markets.

         In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses include the personnel and other costs of the finance, human resources, information systems, administrative and executive departments of the Company and the fees and expenses associated with the legal, accounting and other requirements. General and administrative expenses were $8.7 million, $4.6 million and $1.9 million in 1996, 1995 and 1994, representing 9.9%, 15.2% and 13.6% of total revenues, respectively. The increases in the dollar amount of general and administrative expenses were primarily the result of increased staffing and related costs associated with the growth of the Company's business during these periods. The decrease in general and administrative expenses as a percentage of total revenues in 1996 was primarily due to the substantial increase in total revenues and the Company's ability to leverage its base of resources to support a larger organization. The increase in general and administrative expenses as a percentage of total revenues in 1995 was primarily due to the continued development of its corporate management and related support functions and its move to a larger facility. The Company expects that the dollar amount of general and administrative expenses will continue to increase in the foreseeable future.

         OTHER INCOME (EXPENSE). Other income (expense) consists primarily of interest income on short-term investments and overnight repurchase agreements offset by interest expense on the Company's outstanding debt. Other income (expense) was $1.8 million, ($117,000) and ($83,000) in 1996, 1995 and 1994, representing 2.1%, (0.4%) and (0.6%) of total revenues, respectively. The increases in other income (expense) both in dollar amount and as a percentage of total revenues in 1996 were primarily due to interest earned on higher balances of cash, cash equivalents and short-term investments resulting from net proceeds of the initial public offering of the Company's common stock which was completed in May 1996 and a decrease in interest expense due to the repayment of a majority of the Company's outstanding debt in June 1996.



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         PROVISION FOR INCOME TAXES.  The Company recorded income tax expense of $4.3 million, $1.6 million and $1.3 million in 1996, 1995 and 1994, respectively. The Company's effective income tax rates were 37.2%, 34.1% and 42.7% in 1996, 1995 and 1994, respectively. The Company's effective income tax rate was higher in 1996 than in 1995 due to the non-deductibility of the amortization of deferred compensation expense and higher effective state income tax rates. The Company's effective income tax rate was lower in 1995 than in 1996 and 1994 due to Canadian research and development tax credits and lower effective state income tax rates. The Company's effective income tax rate was higher in 1994 than in 1996 and 1995 due to operating losses incurred by Think for which no income tax benefits were recognized due to Think's status as an S-Corporation.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company has primarily financed its operations and met its capital expenditure requirements through cash flows from operations, long-term borrowings and through sales of equity securities. Cash flows from operations were $6.7 million, $3.4 million and $3.3 million in 1996, 1995 and 1994, respectively. Net repayments of borrowings were $1.8 million in 1996 and net proceeds from borrowings were $283,000 and $980,000 in 1995 and 1994, respectively. Cash flows from sales of equity securities were $50.6 million and $3.2 million in 1996 and 1995, respectively. The Company purchased approximately $7.8 million, $3.0 million and $1.4 million of computer and office equipment in 1996, 1995 and 1994, respectively. At December 31, 1996, the Company did not have any material commitments for capital expenditures.

         At December 31, 1996, the Company had $58.8 million of working capital, including $36.1 million in cash and cash equivalents and $18.0 million in short-term investments, as compared to $6.2 million of working capital as of December 31, 1995. The increase in working capital was primarily attributed to the Company's initial public offering which was completed in May 1996 which generated net proceeds of $43.7 million after deducting offering expenses and the underwriting discount and Think's issuance of preferred stock in October 1996 which generated net proceeds of $5.1 million. Think's preferred stock was exchanged for shares of the Company's common stock in connection with the Think Merger.

         Accounts receivable, net of allowance for doubtful accounts, increased to $33.6 million at December 31, 1996 from $10.0 million at December 31, 1995 primarily due to a significant increase in revenues during 1996 and extended payment terms of several new license agreements. Based upon the nature of the Company's customers and its past collection experience, the Company does not expect to encounter collection difficulties with respect to such accounts that would have a material effect on the Company's financial position or results of operations.

         Average days' sales outstanding was 76 days for the year ended December 31, 1996 as compared to 82 days for the year ended December 31, 1995. The decrease in average days outstanding was primarily due to the collection of several large trade receivable balances outstanding at December 31, 1995. Average days' sales outstanding increased in the second half of 1996 primarily due to a significant increase in receivables from customers located in foreign countries which tend to have longer payment terms compared to customers located in the United States. Average days' sales outstanding can fluctuate for a variety of reasons including the timing and billing of receivables in which the related revenues may not yet be recognizable. Total deferred revenue increased to $19.2 million at December 31, 1996 from $8.8 million at December 31, 1995 primarily as a result of payments received from several customers for software expected to be delivered during 1997.

         The Company's revolving credit agreement with NationsBank of Texas, N.A. (the "Lender"), which was amended and extended until June 1, 1998, is unsecured and contains customary restrictive covenants, including covenants requiring the Company to maintain certain financial ratios. The revolving credit agreement is not subject to a borrowing base limitation and the borrowings thereunder bear interest at the Lender's prime lending rate (8.25% at December 31, 1996). At December 31, 1996, the Company had $100,000 of borrowings outstanding under the revolving credit agreement, and the maximum amount of borrowings allowable under the revolving credit agreement was $3.0 million. In June 1996, the Company repaid approximately $1.2 million of outstanding borrowings under other credit agreements with the Lender.



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         The Company continues to review acquisition and joint venture candidates with leading-edge products and technologies that could enhance the Company's product offering. The technologies associated with the products of the acquired businesses would be incorporated into the Company's existing internally developed products or would be used in developing new client/server, open systems products. Any material acquisition or joint venture could result in a decrease to the Company's working capital depending on the amount, timing and nature of the consideration to be paid.

         The Company believes that existing cash and cash equivalent balances, short-term investment balances, available borrowings under the revolving credit agreement and potential cash flow from operations will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. However, any material acquisitions of complementary businesses, products or technologies could require the Company to obtain additional sources of financing.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         In addition to the other information in this Form 8-K, the following factors should be considered in evaluating the Company and its business.

 POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS; OPERATING LEVERAGE

         The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because the purchase of a supply chain management software solution generally involves a significant commitment of capital, the sales cycle associated with the purchase of the Company's products is typically six to nine months and subject to a number of significant risks, including customers' budgetary constraints, timing of budget cycles and concerns about the introduction of new products by the Company or its competitors, factors over which the Company has little or no control. Furthermore, purchases of the Company's products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general. As a result, the timing of significant orders is unpredictable and, like many software companies, the Company typically realizes a significant portion of its software license revenues in the last month of a quarter. In addition, the amount of revenues associated with particular licenses can vary significantly based upon the number of software modules purchased and the number of sites and users involved in the installation. The Company has experienced and may continue to experience from time to time very large, individual license sales which can cause significant variations in quarterly license revenues. Moreover, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period.

         The Company's expense levels are based, in part, on its expected future revenues. If revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected because a significant portion of the Company's expenses do not vary with revenues. The Company may choose to reduce prices or invest significant resources in research and development efforts in response to competition or to pursue new market opportunities. There can be no assurance that revenues will grow in future periods, that they will grow at historical rates, or that the Company will maintain positive operating margins in future quarters.

PRODUCT CONCENTRATION; DEPENDENCE ON EMERGING MARKET FOR SUPPLY CHAIN MANAGEMENT SOFTWARE

         The Company currently derives substantially all of its revenues from Rhythm licenses and related services. The Company expects that Rhythm-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Rhythm and enhancements thereto. There can be no assurance that Rhythm will achieve continued market acceptance. A decline in demand for, or market acceptance of, Rhythm as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

         Although demand for Rhythm has grown in recent years, the market for supply chain management software is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to adopt Rhythm. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about supply chain management in general and about the features and functions of Rhythm in particular. However, there can be no assurance that such expenditures will enable Rhythm to



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achieve any additional degree of market acceptance. If the market for Rhythm fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected.

   MANAGEMENT OF GROWTH

         The Company's business has continued to grow rapidly in the last three years, particularly in 1996, which has resulted in substantial growth in the number of its employees, the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and if such growth continues will continue to place, a significant strain on the Company's management and operations. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

   INTEGRATION OF RECENT ACQUISITIONS

         The acquisitions of Think and Optimax involve the integration of three companies that have previously operated independently. Among the factors considered by the Company's Board of Directors in connection with its approval of each acquisition was the opportunity for the Company to broaden its product offering and provide a more comprehensive solution by incorporating the Think and Optimax software solutions into Rhythm. However, no assurance can be given that the Company will not encounter difficulties in integrating the respective operations of the Company, Think and Optimax or that the benefits expected from such integration will be realized. In addition, there can be no assurance that the Company will not experience the loss of key Think and Optimax personnel. Failure to successfully integrate Think's and Optimax's respective operations into the Company's operations could have a material adverse effect on the Company's business, operating results and financial condition.

   DEPENDENCE UPON KEY PERSONNEL

         The Company's future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, few of whom are bound by an employment agreement. The Company's future success also depends on its continuing ability to attract and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. The loss of any member of the Company's key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

   COMPLEXITY OF SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

         Rhythm is a client/server solution which can operate on platforms from Digital Equipment, Hewlett-Packard, IBM, Sun Microsystems, Solaris and Microsoft and can access data from most widely used SQL (structured query language) databases, including Informix, Oracle and Sybase. Based upon demand in the marketplace, the Company may identify additional platforms on which to port its software products; however, such platforms may not be architecturally compatible with Rhythm's software product design. Therefore, no assurance can be given concerning the continued successful porting of the Company's software products on these or additional platforms, the timing of completion of any such ports or the acceptance of the Company's applications in the marketplace.

         The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.



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         As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for supply chain management products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products and products containing bugs, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

         While the Company generally takes steps to avoid interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced Rhythm products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition.

   COMPETITION

         The Company's products are targeted at the emerging market for supply chain management software solutions. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply chain as well as the enterprise as a whole. These competitors include (i) smaller independent companies which have developed or are attempting to develop advanced planning and scheduling software which complement or compete with Manufacturing Resource Planning ("MRP") solutions, (ii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software, (iii) internal development efforts by corporate information technology departments, (iv) companies offering standardized or customized products on mainframe and/or mid-range computer systems, and (v) enterprise resource application software vendors such as Baan Company N.V., Oracle Corporation, PeopleSoft, Inc. and SAP AG which currently offer sophisticated Enterprise Resource Planning ("ERP") solutions that incorporate MRP modules or advanced planning and scheduling software. In connection with specific customer solicitations, ERP vendors have from time to time jointly marketed the Company's products as a complement to their own systems. However, the Company believes that many of these ERP vendors are focusing significant resources on increasing the functionality of their own MRP modules, and at least two ERP vendors have recently acquired independent developers of advanced planning and scheduling software utilizing object-oriented technology. Ultimately, such products may permit ERP vendors to offer MRP modules with functionality comparable or superior to Rhythm. To the extent such ERP vendors develop or acquire functionally comparable or superior MRP modules, their significant installed base and ability to offer a complete enterprise-wide solution would provide a significant competitive advantage over the Company.

         The principal competitive factors affecting the market for the Company's products include vendor and product reputation, architecture, functionality and features, ease of use, quality of support, product quality, performance and price. Based on these factors, the Company believes that it has competed effectively to date. In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, and a larger installed base of customers than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

   INTELLECTUAL PROPERTY RIGHTS; USE OF LICENSED TECHNOLOGY

         The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, the Company generally licenses Rhythm products to end users in object code (machine-readable) format, and the Company's license agreements generally allow the use of Rhythm products solely by the customer for internal purposes without the right to sublicense or transfer the Rhythm products. However, the Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

         The Company has in the past and may in the future resell certain software which it licenses from third parties. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could adversely affect the Company's business, operating results and financial condition.

   INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

         The Company derived approximately 23%, 7% and 9% of its total revenues from customers located outside of the United States in 1996, 1995 and 1994, respectively. The Company believes that continued growth and profitability will require expansion of its sales in international markets. In order to successfully expand international sales, the Company must establish additional foreign operations and hire additional personnel. International expansion of the Company's operations has required, and will continue to require, the Company to translate its software and manuals into foreign languages. To date, the Company has translated its software into Asian, European and Latin American languages. To the extent that the Company is unable to expand its international operations or translate its software and manuals into foreign languages in a timely manner, it is likely to adversely impact the Company's operating results. In addition, even if international operations are successfully expanded, there can be no assurance that the Company will be able to maintain or increase international market demand for its products.

         The Company's international operations are subject to risks inherent in international business activities, including, in particular, management of an organization spread over various countries, longer accounts receivable payment cycles in certain countries, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions. To date, the Company's revenues from international operations have primarily been denominated in United States dollars. However, to the extent significant sales have been in the past or are in the future denominated in foreign currencies, the Company has implemented and intends in the future to implement hedging programs to mitigate its exposure to foreign currency fluctuations. As a result of the continued expansion of the Company's international operations, the fluctuations in the value of foreign currencies in which the Company conducts its business have caused and will continue to cause currency transaction gains and losses. To date, currency transaction gains and losses have not been material. However, due to the number of foreign currencies involved, the constantly changing currency exposures and volatility of currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations upon future operating results. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates.

   PRODUCT LIABILITY

         While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition.



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



   POSSIBLE VOLATILITY OF MARKET PRICE

         The market price of the Common Stock may be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovations by the Company or its competitors, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

   CONTROL BY MANAGEMENT

         Sanjiv S. Sidhu, the Company's Chairman and Chief Executive Officer, and Kanna ("Ken") N. Sharma, the Company's Vice Chairman and Executive Vice President, beneficially own approximately 54.6% and 12.8%, respectively, of the Company's outstanding Common Stock. Consequently, Messrs. Sidhu and Sharma (and Mr. Sidhu in particular) are able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company.

   ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions: authorizing the issuance of "blank check" preferred stock; providing for a Board of Directors with staggered, three-year terms; requiring super-majority voting to effect certain amendments to the Charter and Bylaws; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings. Certain provisions of Delaware law and the Company's stock option plans may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.




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